Exhibit 99.1

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

Barnwell Industries, Inc.
Reaches Cooperation and Support Agreement
With its Largest Stockholders

Agrees to Reconstitute Its Board and Extend Standstill Agreement

HONOLULU, HAWAII, January 23, 2023 -- Barnwell Industries, Inc. (NYSE-American: BRN) (“Barnwell” or the “Company”) announce today that it has entered into a cooperation and support agreement (the “Agreement”) with its two largest stockholders, Alexander C. Kinzler, who beneficially owns approximately 9.3% of the Company’s outstanding common stock, and MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, and Ned L. Sherwood (collectively, the “MRMP Stockholders”), who beneficially own approximately 19.6% of the Company’s outstanding common stock. The Agreement extends for two years the standstill terms of the previous agreement entered into with the MRMP Stockholders in 2021, ending the potential of a proxy contest at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

Pursuant to the terms of the Agreement, among other things, the Company has agreed to promptly appoint Joshua S. Horowitz and Laurance Narbut to serve on its Board of Directors (the “Board”), subject to certain customary board procedures. The Board has determined that each of Mr. Horowitz and Narbut are independent under applicable NYSE rules and regulations.

Mr. Horowitz is a Portfolio Manager at Palm Management (US) LLC. He has held senior positions at Inverlochy Capital, an asset management firm, and Berggruen Holdings, the family office of Nicolas Berggruen. He began his career at Crossway Partners, a value strategy investment partnership. Mr. Horowitz holds a BS in Management, magna cum laude, from Binghamton University and also studied at the Bath School of Management in the United Kingdom. Mr. Horowitz previously served as a Director of The Lincoln General Insurance Company (private), as well as 1347 Capital Corp (Nasdaq: TFSC), and is currently a Director and Chair of the Finance Committee of Limbach Holdings (Nasdaq: LMB), a $500m mechanical engineering concern. He was formerly on the Board of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) and Minim, Inc. (Nasdaq: MINM), and Interim Chairman of the Board of Birner Dental Management Services, Inc. (OTC: BDMS), where he led the Company’s sale to Mid Atlantic Dental Partners. Mr. Horowitz also was a Board Observer at Biomerica, Inc. (Nasdaq: BMRA).

Mr. Narbut is the founder and Managing Partner of Acceleration Resources. Mr. Narbut has held senior positions at Passport Capital, Richmond Financial, SUN Capital Partners, Credit Suisse First Boston, and Parthenon Group. At Passport Capital, Mr. Narbut was a portfolio manager for the energy strategy, investing across multiple funds and focused on upstream oil & gas and energy service investments. Mr. Narbut attended Harvard Business School and the University of Pennsylvania

Pursuant to the terms of the Agreement, the Company has agreed to nominate Mr. Kinzler, Barnwell’s CEO and President, Kenneth Grossman, Douglas Woodrum, and Messrs. Horowitz and Narbut as candidates for election to the Board at the 2023 Annual Meeting and the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and Mr. Kinzler and the MRMP Stockholders have agreed to vote their respective shares of common stock of the Company in favor of the election of the Company’s slate at the 2023 Annual Meeting and 2024 Annual Meeting.

Pursuant to the terms of the Agreement, the Company also has terminated the previously enacted Tax Benefits Preservation Plan, although the MRMP Stockholders have agreed to limit their beneficial and economic ownership of the Company to 28% of the outstanding common stock of the Company for the next 12 months and 30% for the subsequent 12-month period.

Mr. Grossman, the newly appointed Chairman of the Board, said, “We are gratified to have found common ground and alignment with our two largest stockholders to avoid the distraction and cost of another proxy contest. In addition to demonstrating the commitment of the incoming Board to act in the long-term interests of all stockholders, I believe this extension of the previous cooperation and support agreement continues the significant progress the Company has made over the past several years toward strengthening and streamlining its governance and operations.”

Mr. Sherwood said “I am pleased that agreement has been reached. I am positive that the prospective new Board members along with the remaining members will add new dynamism and excellent leadership in the future. Eliminating the significant distractions and overhead costs related to our past discord should benefit the Company and all stockholders.”

Additional Information.

Barnwell intends to file a proxy statement and proxy card with United States Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2023 Annual Meeting. Details concerning the nominees of Barnwell's Board of Directors for election at the 2023 Annual Meeting will be included in the proxy statement. BARNWELL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Barnwell with the SEC without charge from the SEC’s website at www.sec.gov.

Barnwell, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Barnwell’s stockholders in connection with the matters to be considered at the 2023 Annual Meeting. Information regarding the ownership of Barnwell’s directors and executive officers in Barnwell stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information also can be found in Barnwell’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.